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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-95691 of Ask Jeeves, Inc. on Form S-1 of our report dated January 25, 2000 (February 2, 2000 as to Note 8) relating to the consolidated financial statements of Direct Hit Technologies, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Direct Hit Technologies, Inc. by Ask Jeeves, Inc.) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP


Boston, Massachusetts
February 18, 2000